Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

BP p.l.c.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares of 25c each (“Ordinary Shares”) (granted pursuant to the BP p.l.c. Reinvent BP Plan)(1)	Rule 457(h)	130,000,000	$6.60(5)	$858,000,000.00	$110.20 per $1,000,000	$94,551.60
Equity	Ordinary Shares (granted pursuant to the BP p.l.c. Reinvent BP Plan (B))(2)	Rule 457(h)	6,000,000	$6.60(5)	$39,600,000.00	$110.20 per $1,000,000	$4,363.92
Equity	Ordinary Shares (granted pursuant to the BP p.l.c. Restricted Share Plan II)(3)	Rule 457(h)	200,000,000	$6.60(5)	$1,320,000,000.00	$110.20 per $1,000,000	$145,464.00
Equity	Ordinary Shares (granted pursuant to the BP p.l.c. IST Deferred Annual Bonus Plan 2015)(4)	Rule 457(h)	60,000,000	$6.60(5)	$396,000,000.00	$110.20 per $1,000,000	$43,639.20
Total Offering Amounts					$2,613,600,000.00		$288,018.72
Total Fees Previously Paid							$0.00
Total Fee Offsets							$0.00
Net Fee Due							$288,018.72

(1)

Represents Ordinary Shares which may be granted under the BP p.l.c. Reinvent BP Plan (the “Reinvent BP Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of Ordinary Shares being registered also includes such indeterminate number of additional shares as may be issuable under the Reinvent BP Plan in connection with variations in share capital, demergers, special dividends or similar transactions.

(2)

Represents Ordinary Shares which may be granted under the BP p.l.c. Reinvent BP Plan (B) (the “Reinvent BP Plan (B)”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of Ordinary Shares being registered also includes such indeterminate number of additional shares as may be issuable under the Reinvent BP Plan (B) in connection with variations in share capital, demergers, special dividends or similar transactions.

(3)

Represents Ordinary Shares which may be granted under the BP p.l.c. Restricted Share Plan II (the “Restricted Share Plan II”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of Ordinary Shares being registered also includes such indeterminate number of additional shares as may be issuable under the Restricted Share Plan II in connection with variations in share capital, demergers, special dividends or similar transactions.

(4)

Represents Ordinary Shares which may be granted under the BP p.l.c. IST Deferred Annual Bonus Plan 2015 (the “IST Deferred Annual Bonus Plan 2015”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of Ordinary Shares being registered also includes such indeterminate number of additional shares as may be issuable under the IST Deferred Annual Bonus Plan 2015 in connection with variations in share capital, demergers, special dividends or similar transactions.

(5)

Estimated solely for the purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based on the average of the high and low quotation for Ordinary Shares of BP p.l.c. on The London Stock Exchange on March 7, 2023 and the buying rate for pounds sterling of £1.00=$1.1825, as published by The Wall Street Journal for that date.